EXHIBIT 99.1
ParkOhio Announces Strong First Quarter 2023 Results

•Net sales of $423.5 million, up 18% from $357.7 million in Q1 2022
•GAAP EPS from continuing operations of $0.61 per diluted share, up 103% vs. Q1 2022; Adjusted EPS from continuing operations of $0.72 per diluted share, up 41% vs. Q1 2022
•Gross margin from continuing operations improved 250 basis points year-over-year to 15.8%
•Operating income from continuing operations improved to $20.2 million from $5.4 million in Q1 2022 and $2.6 million in Q4 2022

CLEVELAND, OHIO, May 3, 2023 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the first quarter of 2023.

Matthew V. Crawford, Chairman, Chief Executive Officer and President, stated, “We are pleased with the strong start to 2023. We are beginning to see the type of momentum in our performance that we have expected. The business improvements that we have implemented, combined with strong business activity related to infrastructure, reshoring, green energy and continued restocking in some markets, provide us a reason to be optimistic for the foreseeable future."

FIRST QUARTER CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

In the first quarter of 2023, net sales from continuing operations were $423.5 million compared to $357.7 million in the 2022 period, an increase of 18%. Gross margin was 15.8%, an increase of 250 basis points compared to 13.3% in the 2022 first quarter, driven by profit flow-through from our higher sales levels, benefits from plant consolidation and other profit-improvement actions, including product pricing. Income from continuing operations attributable to ParkOhio common shareholders in the first quarter of 2023 was $7.5 million, or $0.61 per diluted share, compared to $3.7 million, or $0.30 per diluted share in the first quarter of 2022. Excluding special items, adjusted EPS from continuing operations was $0.72 per diluted share in the first quarter of 2023 compared to $0.51 per diluted share in the 2022 period. Please refer to the table that follows for a reconciliation of income from continuing operations to adjusted income from continuing operations.

FIRST QUARTER SEGMENT RESULTS FROM CONTINUING OPERATIONS
In our Supply Technologies segment, net sales in the first quarter of 2023 were $195.8 million, an increase of 16% compared to $168.8 million in the first quarter a year ago, due to stronger customer demand in most of our key end markets, with the largest increases in the power sports, heavy-duty truck, industrial and agricultural equipment and civilian aerospace markets. First quarter average daily sales in our supply chain business were up 17% compared to the same period a year ago. Sales in our fastener manufacturing business were up 12% year-over-year, driven by higher customer demand for our proprietary products. Segment operating income was $14.0 million in the first quarter of 2023 compared to $12.0 million in the first quarter 2022. Operating income margin was 10 basis points higher in the 2023 first quarter compared to the same quarter a year ago due primarily to profit flow-through from the higher sales levels, which more than offset higher supply chain costs.
-more-

In Assembly Components, which now excludes the Aluminum Products business that has been reclassified to discontinued operations for all periods presented, net sales were $110.4 million, up 13% compared to $97.9 million in the 2022 first quarter. Segment operating income was $7.3 million in the first quarter of 2023 compared to a loss of $0.4 million in the corresponding 2022 quarter. On an adjusted basis, which excludes plant closure and consolidation costs in both periods, operating income was $7.6 million in the 2023 period compared to $1.1 million in the 2022 period. Adjusted operating margins were 6.9% in the 2023 period, up 580 basis points from 1.1% in the 2022 first quarter. The improvement in segment operating results in the 2023 period compared to the same period a year ago was driven by profit flow-through from the higher sales levels, and the benefit of profit improvement initiatives implemented over the past two years, including product pricing.

In Engineered Products, net sales were $117.3 million in the 2023 first quarter, up 29% compared to $91.0 million in last year's first quarter, driven by strong demand in both our capital equipment business and our forged and machined products business. In our capital equipment business, sales were up 31% year-over-year, and new equipment backlog totaled $175 million at March 31, 2023 compared to $163 million at December 31, 2022, an increase of 7%. Bookings of new equipment remained strong in the first quarter and totaled $52 million compared to 2022’s average quarterly bookings of $50 million. In our forged and machined products business, first quarter 2023 sales were up 23% compared to the same quarter a year ago, driven by both higher customer demand in key end markets, primarily rail and aerospace and defense, and new business awarded during the past several quarters. Segment operating income in the 2023 first quarter was $5.0 million, compared to $1.8 million in the 2022 first quarter. On an adjusted basis, which excludes plant closure and consolidation and other restructuring actions, segment operating income was $7.0 million in the first quarter of 2023 compared to $2.4 million in the 2022 period. Adjusted operating margins were 6.0% in the 2023 period, up 340 basis points from 2.6% in the 2022 first quarter. The significant profitability improvement in the 2023 first quarter was driven by the higher sales levels, implemented operational improvements, and benefits of plant closure and consolidation activities completed during 2022.

DISCONTINUED OPERATIONS

In the fourth quarter of 2022, we made the decision to exit our aluminum products business, which is now classified as a discontinued operation. In December 2022, we entered into a Memorandum of Understanding pursuant to which a third party would purchase the business. As we discussed on our 2022 year end call, we received a portion of the estimated total purchase price in December 2022, consisting of $20 million in cash and a promissory note in the principal amount of $25 million. In the event a definitive agreement and the sale are not successfully consummated, the promissory note will be canceled and we will repay the $20 million. During the 2023 first quarter, the net loss from this business totaled $1.7 million, and the net book value classified on our balance sheet as net assets held for sale is approximately $71 million as of March 31, 2023. We continue to progress through the sale and due diligence process.

LIQUIDITY AND CASH FLOW

At March 31, 2023, our total liquidity was $171 million, which included cash on hand of $50 million and $121 million of unused borrowing availability under our credit arrangements, which included $18 million of suppressed availability. During the first quarter of 2023, operating cash flow from continuing operations was $0.2 million, an improvement from a $2.1 million use of cash in the 2022 period.

EBITDA from continuing operations totaled $31.7 million in the 2023 first quarter, up 43% year-over-year and 38% from the fourth quarter of 2022.

2023 OUTLOOK - CONTINUING OPERATIONS

For 2023, we continue to expect revenues from continuing operations to increase 5-10% year-over-year, with a bias towards the high end of the range, driven by increased customer demand and strong capital equipment backlogs. We also expect improvement in adjusted operating income; EBITDA, as defined; free cash flow and adjusted EPS in 2023 as a result of higher sales levels and improved operating margins in each segment.
CONFERENCE CALL

A conference call reviewing ParkOhio’s first quarter 2023 results will be broadcast live over the Internet on Thursday, May 4, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com. An investor presentation is available on the Company's website.

ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 130 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: our ability to consummate the sale of our Aluminum Products business for any reason, including the inability to enter into a definitive purchase agreement; the ultimate impact the COVID-19 pandemic has on our business, results of operations, financial position and liquidity, including, without limitation, supply chain issues such as the global semiconductor micro-chip shortage and logistic issues; our substantial indebtedness; the uncertainty of the global economic environment, including any recession; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities, including the conflict between Russia and Ukraine, or political unrest, including the rising tension between China and the United States; public health issues, including the outbreak of COVID-19 and its impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
	2023	2022
	(In millions, except per share data)
Net sales	$423.5	$357.7
Cost of sales	356.3	308.8
Selling, general and administrative expenses	45.3	40.2
Restructuring and other special charges	2.5	3.3
Gain on sale of assets	(0.8)	—
Operating income	20.2	5.4
Other components of pension income and other postretirement benefits expense, net	0.7	2.8
Interest expense, net	(10.7)	(7.1)
Income from continuing operations before income taxes	10.2	1.1
Income tax (expense) benefit	(2.6)	2.8
Income from continuing operations	7.6	3.9
Income attributable to noncontrolling interests	(0.1)	(0.2)
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	7.5	3.7
(Loss) income from discontinued operations, net of tax	(1.7)	2.4
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$5.8	$6.1

Income (loss) per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic:
Continuing operations	$0.61	$0.31
Discontinued operations	(0.14)	0.20
Total	$0.47	$0.51
Diluted:
Continuing operations	$0.61	$0.30
Discontinued operations	(0.14)	0.20
Total	$0.47	$0.50
Weighted-average shares used to compute income (loss) per share:
Basic	12.2	12.0
Diluted	12.3	12.2

Dividends per common share	$0.125	$0.125

Other financial data:
EBITDA, as defined	$30.0	$27.6

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings from continuing operations is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings from continuing operations is income from continuing operations calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings from continuing operations to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant noncash credits or charges and certain infrequent items impacting net income. Adjusted earnings is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, income from continuing operations calculated in accordance with GAAP. Adjusted income from continuing operations herein may not be comparable to similarly titled measures of other companies. The following table reconciles income from continuing operations to adjusted earnings from continuing operations:

	Three Months Ended March 31,
	2023		2022
	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$7.5	$0.61	$3.7	$0.30
Adjustments:
Restructuring and other special charges	2.4	0.20	3.0	0.25
Acquisition-related expenses	0.1	0.01	0.3	0.03
Gain on sale of assets	(0.8)	(0.07)	—	—
Tax effect of above adjustments	(0.4)	(0.03)	(0.8)	(0.07)
Adjusted earnings	$8.8	$0.72	$6.2	$0.51

The following table shows the impact of these adjustments on our segment results (continuing operations):

	Cost of Sales	SG&A	Total	Cost of Sales	SG&A	Total
	(In millions)
	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
Supply Technologies	$—	$0.2	$0.2	$—	$0.4	$0.4
Assembly Components[1]	0.3	—	0.3	1.5	—	1.5
Engineered Products	—	2.0	2.0	—	0.6	0.6
Corporate	—	—	—	—	0.8	0.8
Total continuing operations[1]	$0.3	$2.2	$2.5	$1.5	$1.8	$3.3

(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which is held-for-sale as of March 31, 2023 and December 31, 2022 and is presented in discontinued operations for all periods presented. Aluminum Products was previously included in our Assembly Components segment.

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and to calculate its debt service coverage ratio under its current revolving credit facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended March 31,
	2023	2022
	(In millions)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$5.8	$6.1
Add back:
Interest expense, net	11.4	7.8
Income tax expense	1.8	—
Depreciation and amortization	7.7	9.7
Stock-based compensation expense	1.6	1.6
Restructuring, business optimization and other costs	2.4	2.1
Acquisition-related expenses	0.1	0.3
Other	(0.8)	—
EBITDA, as defined	$30.0	$27.6

EBITDA from continuing operations	$31.7	$22.2
EBITDA from discontinued operations	(1.7)	5.4
EBITDA, as defined	$30.0	$27.6

Note: EBITDA, as defined includes amounts attributable to discontinued operations.

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2023	December 31, 2022
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$49.6	$58.2
Accounts receivable, net	256.8	246.3
Inventories, net	410.0	406.5
Other current assets	121.2	114.2
Current assets held-for-sale - discontinued operations[1]	108.0	107.2
Total current assets	945.6	932.4
Property, plant and equipment, net	181.0	181.1
Operating lease right-of-use assets	52.0	54.7
Goodwill	109.7	108.9
Intangible assets, net	77.7	78.7
Other long-term assets	81.4	80.8
Total assets	$1,447.4	$1,436.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$220.5	$221.0
Current portion of long-term debt and short-term debt	12.8	10.9
Current portion of operating lease liabilities	11.0	11.2
Accrued expenses and other	163.8	161.7
Current liabilities held-for-sale - discontinued operations[1]	37.3	43.8
Total current liabilities	445.4	448.6
Long-term liabilities, less current portion:
Long-term debt	661.1	655.1
Long-term operating lease liabilities	41.2	43.7
Other long-term liabilities	20.8	21.3
Total long-term liabilities	723.1	720.1
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	267.4	256.5
Noncontrolling interests	11.5	11.4
Total equity	278.9	267.9
Total liabilities and shareholders' equity	$1,447.4	$1,436.6

(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which is held-for-sale as of
March 31, 2023 and December 31, 2022 and is presented in discontinued operations for all periods presented.

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2023	2022
	(In millions)
OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Income from continuing operations	$7.6	$3.9
Adjustments to reconcile income from continuing operations to net cash provided (used) by operating activities from continuing operations:
Depreciation and amortization	7.7	7.8
Stock-based compensation expense	1.6	1.6
Gain on sale of assets	(0.8)	—

Changes in operating assets and liabilities:
Accounts receivable	(9.0)	(28.6)
Inventories	(1.8)	(11.7)
Prepaid and other current assets	(6.5)	(4.9)
Accounts payable and accrued expenses	1.1	31.5
Other	0.3	(1.7)
Net cash provided (used) by operating activities from continuing operations	0.2	(2.1)
INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Purchases of property, plant and equipment	(6.0)	(5.5)
Proceeds from sale of assets	1.4	—
Business acquisitions, net of cash acquired	(0.5)	—
Net cash used in investing activities from continuing operations	(5.1)	(5.5)
FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Proceeds from revolving credit facility, net	3.0	29.2
Payments on other debt	(0.5)	(0.7)
Proceeds from other debt	3.2	—
Proceeds from (payments on) finance lease facilities, net	1.7	(0.7)
Contingent consideration payment related to prior acquisition	(1.3)	—
Dividends	(1.6)	(1.6)
Payments of withholding taxes on share awards	—	(0.1)
Net cash provided by financing activities from continuing operations	4.5	26.1
DISCONTINUED OPERATIONS[1]:
Total used by operating activities	(6.4)	(8.0)
Total used by investing activities	(1.5)	(1.6)
Total used by financing activities	(0.7)	(0.9)
Decrease in cash and cash equivalents from discontinued operations	(8.6)	(10.5)
Effect of exchange rate changes on cash	0.4	(0.5)
(Decrease) increase in cash and cash equivalents	(8.6)	7.5
Cash and cash equivalents at beginning of period	58.2	54.1
Cash and cash equivalents at end of period	$49.6	$61.6
Interest paid	$5.2	$1.7
Income taxes paid	$3.2	$1.4
(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which is held-for-sale as of
March 31, 2023 and December 31, 2022 and is presented in discontinued operations for all periods presented.

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended March 31,
	2023	2022
	(In millions)
NET SALES OF CONTINUING OPERATIONS:
Supply Technologies	$195.8	$168.8
Assembly Components[1]	110.4	97.9
Engineered Products	117.3	91.0
	$423.5	$357.7

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES:
Supply Technologies	$14.0	$12.0
Assembly Components[1]	7.3	(0.4)
Engineered Products	5.0	1.8
Total segment operating income	26.3	13.4
Corporate costs	(6.9)	(8.0)
Gain on sale of assets	0.8	—
Operating income	20.2	5.4
Other components of pension income and other postretirement benefits expense, net	0.7	2.8
Interest expense, net	(10.7)	(7.1)
Income from continuing operations before income taxes[1]	$10.2	$1.1

(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which is held-for-sale as of March 31, 2023 and December 31, 2022 and is presented in discontinued operations for all periods presented. Aluminum Products was previously included in our Assembly Components segment.

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted segment operating income (loss) is a non-GAAP financial measure that the Company is providing in this press release. Adjusted segment operating income (loss) is calculated as segment operating income (loss) plus adjustments for plant closure and consolidation, severance and other. The Company presents this non-GAAP financial measure because the business segments have incurred significant restructuring and related expenses during the quarter. Adjusted segment operating income
(loss) is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, earnings in accordance with GAAP. Adjusted segment operating income (loss) herein may not be comparable to similarly titled measures of other companies. The following table reconciles adjusted segment operating income (loss) to segment operating income (loss):

	Three Months Ended March 31,
	2023			2022
	(In millions)
	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
Supply Technologies	$14.0	$0.2	$14.2	$12.0	$0.4	$12.4
Assembly Components	7.3	0.3	7.6	(0.4)	1.5	1.1
Engineered Products	5.0	2.0	7.0	1.8	0.6	2.4
Corporate	(6.9)	—	(6.9)	(8.0)	0.8	(7.2)
Gain on sale of assets	0.8	(0.8)	—	—	—	—
Operating income - continuing operations	$20.2	$1.7	$21.9	$5.4	$3.3	$8.7